EXHIBIT 23(D)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 filed by National City Bancshares, Inc. of our report dated October 24, 1997, on our audit of the statements of financial condition of Princeton Federal Bank, fsb, as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended September 30, 1997, 1996 and 1995, which report appears in the National City Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

/s/  THURMAN CAMPBELL & CO.
Princeton, Kentucky
March 24, 1999